As filed with the Securities and Exchange Commission on February 20, 2007
Securities Act File No. 333-135174

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933
Converted Organics Inc.
(Name of small business issuer as specified in its charter)

Delaware	2873	20-4075963

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Edward J. Gildea
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111
(Name, Address and Telephone Number of Agent for Service)
Copy to:

Mark A. von Bergen Jason H. Barker Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, OR 97204 (503) 243-2300	Thomas P. Palmer Tonkon Torp LLP 1600 Pioneer Tower 888 SW Fifth Avenue Portland, OR 97204 (503) 221-1440

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☑ 333-135174
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form SB-2 (File No. 333-135174) is being filed pursuant to Rule 462(d) solely for the purpose of adding Exhibits 1.1, 4.4 and 4.5 to such Registration Statement. Accordingly, this Amendment consists of only the facing page, this explanatory note, Item 27 of Part II and the Exhibit Index of the Registration Statement.

Item 27.	Exhibits.
      The following exhibits are filed as part of Registrant’s registration statement on Form SB-2:

Exhibit
No.		Description

1.1		Underwriting Agreement
3.1		Certificate of Incorporation**
3.2		Bylaws**
4.1		Form of common stock certificate**
4.2		Class A warrant (included in Exhibit 4.5)
4.3		Class B warrant (included in Exhibit 4.5)
4.4		Unit certificate
4.5		Warrant Agreement between the Registrant and Computershare Shareholder Services, Inc.
4.6		Form of Representative’s Purchase Warrant**
5.1		Opinion of Holland & Knight LLP**
10.1		Form of bridge loan documents dated March 2, 2006**
10	.1A	Form of bridge loan documents dated April 11, 2006**
10	.1B	Form of amendment to bridge loan dated October 16, 2006**
10	.1C	Form of amendment to bridge loan dated January 19, 2007**
10	.1D	Loan Extension and Modification Letter from High Capital Funding, LLC dated February 7, 2007**
10	.1E	Note Extensions Letter from David A. Rapaport dated February 7, 2007**
10.2		2006 Stock Option Plan and Form of Stock Option Agreement**
10.3		Service Agreement with ECAP, LLC**
10.4		Lease Agreement with Recycling Technology Development, LLC**
10	.4A	First Amendment to Lease Agreement with Recycling Technology Development, LLC**
10.5		Employment Agreement with Edward J. Gildea**
10.6		Employment Agreement with Thomas R. Buchanan**
10.7		Employment Agreement with John A. Walsdorf**
10.8		Employment Agreement with John P. Weigold**
10.9		Agreement with Weston Solutions, Inc. dated May 29, 2003 and modification dated October 6, 2004**
10.10		IBR Plant License Agreement dated July 15, 2003CTR**
10.11		Revision dated February 9, 2006 to IBR Plant License Agreement dated July 15, 2003**
10.12		Engagement Letter with Ferris, Baker, Watts, Inc. dated October 2, 2006**
10.13		Standard Form of Agreement Between Owner and Architect between Converted Organics of Woodbridge, LLC and The Construction Partnership, Inc., dated December 19, 2006**
10.14		Standard Form of Agreement Between Owner and Contractor between Converted Organics of Woodbridge, LLC and The Construction Partnership, Inc., dated December 19, 2006**
10.15		Standard Form of Agreement Between Owner and Construction Manager between Converted Organics of Woodbridge, LLC and The Construction Partnership, Inc., dated December 19, 2006**
10.16		Rider and Supplementary Conditions to Armistead Mechanical, Inc. Proposal Letter dated November 13, 2006 to Converted Organics of Woodbridge, LLC and the Standard Form of Agreement Between Owner and Contractor dated November 30, 2006 between Armistead Mechanical, Inc. and Converted Organics of Woodbridge, LLC**

Exhibit
No.	Description

10.17	Standard Form of Agreement Between Owner and Contractor between Converted Organics of Woodbridge, LLC and Hatzel and Buehler, Inc. dated December 19, 2006**
10.18	Promissory Note to Paulson Investment Company, Inc. dated October 27, 2006**
10.19	Promissory Note to High Capital Funding, LLC dated October 30, 2006**
10.20	Promissory Note to Paulson Investment Company, Inc. dated December 29, 2006**
10.21	Promissory Note to High Capital Funding, LLC dated January 3, 2007**
23.1	Consent of Carlin, Charron & Rosen, LLP**
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24	Power of Attorney. Reference is made to the signature page of this registration statement

**	Previously filed.

CTR	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Post-Effective Amendment No. 1 to Form SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on February 20, 2007.

Converted Organics Inc.

By:	/s/ Edward J. Gildea

Edward J. Gildea, Chairman, President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Gildea Edward J. Gildea	Chairman, President and Chief Executive Officer, (Principal Executive Officer)	February 20, 2007

/s/ Thomas R. Buchanan* Thomas R. Buchanan	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	February 20, 2007

/s/ William A. Gildea* William A. Gildea	Director	February 20, 2007

/s/ David R. Allen* David R. Allen	Director	February 20, 2007

/s/ Robert E. Cell* Robert E. Cell	Director	February 20, 2007

/s/ John P. DeVillars* John P. DeVillars	Director	February 20, 2007

*By: /s/ Edward J. Gildea Edward J. Gildea, Attorney-in-Fact

Exhibit
No.		Description

1.1		Underwriting Agreement
3.1		Certificate of Incorporation**
3.2		Bylaws**
4.1		Form of common stock certificate**
4.2		Class A warrant (included in Exhibit 4.5)
4.3		Class B warrant (included in Exhibit 4.5)
4.4		Unit certificate
4.5		Warrant Agreement between the Registrant and Computershare Shareholder Services, Inc.
4.6		Form of Representative’s Purchase Warrant**
5.1		Opinion of Holland & Knight LLP**
10.1		Form of bridge loan documents dated March 2, 2006**
10	.1A	Form of bridge loan documents dated April 11, 2006**
10	.1B	Form of amendment to bridge loan dated October 16, 2006**
10	.1C	Form of amendment to bridge loan dated January 19, 2007**
10	.1D	Loan Extension and Modification Letter from High Capital Funding, LLC dated February 7, 2007**
10	.1E	Note Extensions Letter from David A. Rapaport dated February 7, 2007**
10.2		2006 Stock Option Plan and Form of Stock Option Agreement**
10.3		Service Agreement with ECAP, LLC**
10.4		Lease Agreement with Recycling Technology Development, LLC**
10	.4A	First Amendment to Lease Agreement with Recycling Technology Development, LLC**
10.5		Employment Agreement with Edward J. Gildea**
10.6		Employment Agreement with Thomas R. Buchanan**
10.7		Employment Agreement with John A. Walsdorf**
10.8		Employment Agreement with John P. Weigold**
10.9		Agreement with Weston Solutions, Inc. dated May 29, 2003 and modification dated October 6, 2004**
10.10		IBR Plant License Agreement dated July 15, 2003CTR**
10.11		Revision dated February 9, 2006 to IBR Plant License Agreement dated July 15, 2003**
10.12		Engagement Letter with Ferris, Baker, Watts, Inc. dated October 2, 2006**
10.13		Standard Form of Agreement Between Owner and Architect between Converted Organics of Woodbridge, LLC and The Construction Partnership, Inc., dated December 19, 2006**
10.14		Standard Form of Agreement Between Owner and Contractor between Converted Organics of Woodbridge, LLC and The Construction Partnership, Inc., dated December 19, 2006**
10.15		Standard Form of Agreement Between Owner and Construction Manager between Converted Organics of Woodbridge, LLC and The Construction Partnership, Inc., dated December 19, 2006**
10.16		Rider and Supplementary Conditions to Armistead Mechanical, Inc. Proposal Letter dated November 13, 2006 to Converted Organics of Woodbridge, LLC and the Standard Form of Agreement Between Owner and Contractor dated November 30, 2006 between Armistead Mechanical, Inc. and Converted Organics of Woodbridge, LLC**
10.17		Standard Form of Agreement Between Owner and Contractor between Converted Organics of Woodbridge, LLC and Hatzel and Buehler, Inc. dated December 19, 2006**
10.18		Promissory Note to Paulson Investment Company, Inc. dated October 27, 2006**
10.19		Promissory Note to High Capital Funding, LLC dated October 30, 2006**
10.20		Promissory Note to Paulson Investment Company, Inc. dated December 29, 2006**
10.21		Promissory Note to High Capital Funding, LLC dated January 3, 2007**
23.1		Consent of Carlin, Charron & Rosen, LLP**
23.2		Consent of Holland & Knight LLP (included in Exhibit 5.1)
24		Power of Attorney. Reference is made to the signature page of this registration statement

**	Previously filed.

CTR	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

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